Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110-2704
800.447.3577

Adobe Authorized Academic Off-Campus Reseller Agreement

This Adobe Authorized Academic Off-Campus Reseller Agreement ("*Agreement*"), entered into this date 5/23/07 ("*Effective Date*"), is between ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a place of business at 345 Park Avenue, San Jose, CA 95110-2704 ("*Adobe*"), and CAMPUSTECH INC., having a place of business at 803 SYCOLIN RD STE 204 LEESBURG, VIRGINIA 20175 US Phone: 660 543 8188 ("*Reseller*").

WHEREAS, Adobe is the owner and developer of Adobe Educational Software Products; and

WHEREAS, Reseller wishes to be appointed as an Adobe Authorized Academic Off-Campus Reseller so as to make the Educational Software Products available in the Territory to certain of Reseller's customers who are Educational End Users (as defined below) subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Definitions.

The following terms shall be defined as follows:

(a) "*Accredited Institution*" means a public or private university or college (including community, junior or vocational college) that grants degrees requiring not less than the equivalent of two years of full-time study and has received accreditation from an accrediting association recognized by either the U.S. Department of Education and/or a State Board of Education, or the Canadian Ministry of Education or a Provincial Ministry of Education.

(b) "*Appropriate Identification*" means a form of identification, as set forth in *Exhibit A*.

(c) "*Authorized Distributor*" means a distributor authorized by Adobe to carry and distribute the Educational Software Products and/or licensing certificates directly to Educational End Users.

(d) "*Authorized Academic Off-Campus Reseller*" means an entity, located in the United States or Canada that has signed an Adobe agreement, received a reseller authorization number from Adobe, and is engaged in the distribution or licensing of computer products to Educational End Users.

(e) "*Educational End User*" means an Individual and/or Educational Entity from which Reseller may accept orders for Educational Software Products, as designated by Adobe in *Exhibit C*.

(f) "*Educational Entity*" means an entity, located in the Territory, acquiring Educational Software Products for use by its faculty, staff, or students, but not for further distribution or transfer to third parties, which entity is: (i) a bona fide Accredited Institution; (ii) a bona fide primary or secondary school providing full-time instruction for grades K-12 or a school district for such schools; or (iii) any other entity that Adobe, in its sole discretion, approves as an Educational End User by posting on its web site or by providing written notice to Reseller, as of the date of such approval or notice, and subject to any restrictions imposed by Adobe. Notwithstanding the forgoing, an entity shall no longer be deemed an Educational Entity under this Agreement from the date of Adobe's written notice to Reseller, given in Adobe's sole discretion, that the entity is not approved as an Educational Entity. Examples of qualified and unqualified Educational Entities are set forth in *Exhibit C*.

(g) "*Educational Software Product(s)*" means products set forth in the then-current Adobe Educational Software Products price list(s) ("*Price List(s)*"), consisting of one (1) copy of the respective software program in object code ("*Software*"), supporting documentation ("*User Documentation*"), and all other related materials, if any, directly supplied by Adobe. No Adobe product that contains hardware components shall be considered an Educational Software Product under this Agreement.

(h) "*Individual*" means an individual who acquires Educational Software Products for his or her own personal use, but not for further distribution or transfer and who has presented to Reseller Appropriate Identification of current status as: (i) a member of the faculty or staff of a bona fide Accredited Institution; or (ii) a student at such Accredited Institutions. Examples of qualified and unqualified Individuals are set forth in *Exhibit C*.

(i) "*Territory*" means the country designated in *Exhibit B*.

All references in this Agreement to the "sale" of, or "selling" Educational Software Product will mean the granting of a non-exclusive license to use such Educational Software Product and all references to the "purchase" of Educational Software Product will mean the obtaining of a nonexclusive license to use such Educational Software Product.

2. Appointment and Term.

Subject to these terms and conditions, Adobe appoints Reseller and Reseller hereby accepts appointment as an Authorized Academic Off-Campus Reseller of Educational Software Products in the Territory. This appointment is nonexclusive. Future Educational Software Products are deemed added to this Agreement at such time as they are added to the then-current Adobe Educational Software Product price list. Adobe has the right to discontinue the distribution or availability of any Educational Software Product at any time and without notice.

3. Reseller Rights and Restrictions.

(a) *Direct Delivery.* Reseller shall have the right to place orders for Educational Software Products with an Authorized Distributor for direct delivery to Educational End Users or Educational Entities, so long as Reseller remains in compliance with all of the following conditions: (i) Reseller does not permit the distribution of Educational Software Products outside the Territory; (ii) Reseller distributes Educational Software Products only pursuant to the terms and conditions of the then-current applicable End User License Agreement(s) ("EULA(s)"); (iii) Educational Software Products are distributed solely to Educational End Users or Educational Entities; and (iv) Reseller requests shipment of Educational Software Products directly to Educational End Users or Educational Entities from an Authorized Distributor and not from Reseller.

(b) *Delivery Requirements.* Reseller agrees to: (i) provide adequate service and support in connection with the distribution of the Educational Software Products; (ii) require each Educational End User to provide Appropriate Identification prior to distributing Educational Software Products to such Educational End User; (iii) obtain and retain a photocopy of the Appropriate Identification provide by each Individual to document each order; and (iv) limit orders by Individuals to one (1) copy of each Educational Software Product per year.

(c) *Reseller Prohibitions.* Except to the extent permitted by this Agreement, or unless Reseller receives prior written approval from Adobe, Reseller must place its orders with an Authorized Distributor in the Territory and not with any other third party. Further, Reseller agrees not to place orders: (i) for the distribution of Educational Software Products directly by Reseller without the use of an Authorized Distributor, (ii) for rental or lease of the Educational Software Products, (iii) in bulk, for general redistribution, (iv) with knowledge or reason to know that the Educational Software Products will be transported for use outside the Territory, (v) on behalf of any Authorized Academic Off-Campus Reseller or other third party other than as permitted herein; or (vi) for the sale, license or other distribution over the Internet at any auction/resale web site, virtual flea-market, or other business-to-consumer retail sites, or portions of such web sites, whether existing today or in the future, whether by or on behalf of Reseller, other than the web site owned and operated by Reseller for the authorized sale of Educational Software Product as expressly permitted in this Agreement, which web site is set forth on *Exhibit B.* Nothing herein is intended to nor shall it give Reseller the right to sell Adobe Software via auction or through other bidding mechanisms.

(d) *Restrictions on Copying and Reverse Engineering.* RESELLER AGREES NOT TO COPY, MODIFY, DECODE, TRANSLATE, DISASSEMBLE, OR REVERSE ENGINEER THE EDUCATIONAL SOFTWARE PRODUCTS IN WHOLE OR IN PART. Reseller shall not make copies or make media translations of the User Documentation.

4. Orders.

The terms and conditions of this Agreement and any other terms and conditions established by the Authorized Distributor, including without limitation those relating to orders, acceptance, price, shipment, payment (including payment of any taxes and late fees or charges), credit, delivery, returns or restocking, and warranty service, shall apply to all orders submitted by Reseller to the Authorized Distributor. The foregoing shall not be construed to negate or supercede any limitation on Adobe's liability as set forth in Sections 11 (Consequential Damages Waiver) and 12 (Limitation of Liability) of this Agreement.

5. Taxes and Duties.

In addition to any payments due to an Authorized Distributor, Reseller may be required to pay any taxes, duties, or other amounts, including state sales taxes, however designated, which are levied or based upon such payments as requested by the Authorized Distributor. Reseller agrees to provide each Authorized Distributor with a resale certificate, if required by any state or province.

6. Reseller Obligations.

(a) *Qualification.* As a condition to becoming an Authorized Academic Off-Campus Reseller, Reseller shall complete and submit the Adobe Authorized Academic Off-Campus Reseller application, located at http://www.adobeauthorizations.com/adobeapp.pdf (the "Application") and agrees to provide Adobe with such other information that Adobe, in its sole discretion, reasonably requests of Reseller.

(b) *Minimum Sales Commitments.* Reseller will demonstrate sales of Educational Software Products in the amount set forth on *Exhibit B.* If such sales levels are not met in any two consecutive quarters, Adobe may, in its sole discretion, immediately terminate this Agreement pursuant to Section 10 (Term and Termination).

(c) *Marketing.* Reseller agrees: (i) to use its best efforts to market and distribute the Educational Software Products to Educational End Users, and agrees that its marketing and advertising efforts will be of high quality, in good taste, and will preserve the professional image and reputation of Adobe and the Educational Software Products; (ii) to perform, during each quarter and at its own cost and expense, at least one of the pre-defined marketing activities established by Adobe for its off-campus resellers or such other marketing activities as may be agreed to by Adobe and Reseller in writing in advance of the calendar quarter in which such activities must occur; (iii) if Reseller uses a web site to market Educational Software Products, to provide on such web site a hypertext link to a separate web page(s) dedicated primarily to promoting the Educational Software Products, which web page(s) will provide accurate information (or links to page(s) with accurate information) of the qualifications for an Educational End User and the requirement to provide Appropriate Identification prior to any purchase; (iv) to include on its web site, if any, and in all its advertisements, brochures and other marketing materials referring to Adobe or to an Educational Software Product, all applicable copyright, trademark and other proprietary notices as they appear on or in the Educational Software Products. Adobe will provide a reasonable amount of advertising material, as requested by Reseller, for use in Reseller's efforts to market the Educational Software Products; (v) not to display Educational Software Products unless they are part of a special education-specific display and not to advertise Educational Software Products unless advertised in education-specific publications (e.g., local campus newspapers); (vi) not to display or advertise Educational Software Products as standard Adobe retail products; and (vii) to segregate Educational Software Products from other Adobe retail products in Reseller's retail display, advertising, and merchandising.

(d) *Product Representative.* Reseller shall, at its own cost, designate and maintain at least one (1) of its employees as a designated Adobe educational software product representative, and indicate such selection in Reseller's completed Application. Such representative shall be dedicated solely to educational sales and shall be responsible for: (i) maintaining a strong level of familiarity with Adobe's Educational Software Products, programs and policies as established by Adobe; (ii) regularly communicating Adobe's policies, programs and procedures to other Reseller employees; and (iii) training Reseller's other employees who are involved in distribution, sales or marketing of Educational Software Products. Reseller shall provide Adobe with access to such representative from time to time for training upon Adobe's request.

(e) *Warranty Service.* Reseller shall make appropriate arrangements with the Authorized Distributor to provide warranty service for all Educational Software Products. If an Educational Software Product qualifies under the warranty provisions of the applicable EULA for warranty service, Reseller will return the Educational Software Product to the Authorized Distributor for replacement by the Authorized Distributor in accordance with such Authorized Distributor's return policies and procedures.

(f) *Reports.* Along with each order Reseller shall submit to the Authorized Distributor the applicable Educational End User customer information ("*Educational End User Information*") indicating whether such Educational End User is an Educational Entity or Individual, whether the Educational End User's affiliation is with a K-12 entity or an Accredited Institution, the name of the Educational Entity with which such Individual is affiliated and any other information requested by Adobe or its Authorized Distributor. Adobe and its Authorized Distributor shall use such Educational end User Information solely for their own internal business purposes, including but not limited to, verifying compliance by Reseller with this Agreement and any other reseller programs established by Adobe or its Authorized Distributor from time to time. In no event shall Adobe or its Authorized Distributor provide such Educational End user Information to any third party for purposes of direct marketing to Educational End Users.

(g) *Piracy Reports.* Reseller agrees to promptly report to Adobe any known or suspected illegal or unauthorized use, sale or purchase of Educational Software Products. Notices should be sent to Adobe at: piracy@adobe.com.

(h) *Mismatches.* Reseller agrees to use best efforts to compare the identification provided by an Individual with the "ship to" or delivery address for such Individual. In no event shall Reseller accept or complete orders from Individuals with "ship to" or delivery address mismatches that are known or that should have been known by Reseller.

(i) *Verifying Compliance.* Reseller, at its site, shall retain for a period of not less than two years, all records related in any way to Adobe and its products, including without limitation purchase orders, sales records, invoices, general ledger, tax

records, promotional materials, Appropriate Identification, correspondence and supporting documentation. Further, upon request by Adobe, Reseller agrees to promptly produce such records to Adobe, its authorized accounting firm or its Authorized Distributor, in order for Adobe to verify that Educational Software Products were licensed to Educational End Users in accordance with this Agreement. Reseller shall be responsible for any liability, claim, cause of action, loss, cost, or expense resulting from any non-compliance with the terms of this Agreement. In addition, Adobe shall have the right to terminate this Agreement immediately without prior notice, and require the immediate return of all Educational Software Products in Reseller's possession to the Authorized Distributor.

(j) *Responsibility*. Reseller shall abide by all terms and conditions of this Agreement and, upon request by Adobe, keep Adobe apprised of its activities to enforce such terms and conditions. Reseller hereby agrees to take whatever additional action Adobe may in its judgment deem necessary or advisable in order to enforce one or more of the obligations or restrictions imposed on Reseller pursuant to the provisions of this Agreement.

7. License to Use the Adobe Trademark; Non-Generic Advertising.

(a) Adobe hereby grants to Reseller a nonexclusive, limited license to use "Adobe," both the name and the stylized form used by Adobe, and the applicable Educational Software Product trademarks (collectively, "*Trademarks*") solely in its authorized distribution, advertising, and promotion of the Educational Software Products. Reseller's use shall be in accordance with Adobe's policies regarding advertising and trademark usage as established from time to time by Adobe and made available by Adobe on its web site, located at www.adobe.com (or any successor Adobe web site), or otherwise as provided by Adobe to Reseller. Reseller agrees not to attach any additional trademarks, logos, or trade designations to the Educational Software Products or place any trademarks, logos or designations of any third parties on the page of the web site featuring the Educational Software Products. Reseller further agrees not to affix any Trademarks to products other than the genuine Educational Software Products.

(b) *Quality*. Reseller agrees that the nature and quality of any products or services Reseller supplies in connection with the Trademarks shall conform to the standards set by Adobe. Reseller agrees to cooperate with Adobe in facilitating Adobe's monitoring and control of the nature and quality of such products and services, and to supply Adobe with specimens of its use of the Trademarks upon request.

8. Ownership of Proprietary Rights and Nondisclosure.

Reseller acknowledges that the structure and organization of the Software is proprietary to Adobe and that Adobe retains exclusive ownership of the Educational Software Products and the Trademarks and all related packaging and materials. Reseller will take all reasonable measures to protect Adobe's proprietary rights in the Educational Software Products. Except as provided herein, Reseller is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises, or licenses with respect to the Educational Software Products. Reseller may be exposed to certain information concerning Adobe's software products and proposed new Educational Software Products, which are Adobe's confidential and proprietary information (herein "*Confidential Information*"). Reseller agrees that, during and after the term of this Agreement, it will not use or disclose to any third party any Confidential Information, whether in whole or in part, without the prior written consent of Adobe, except Reseller may disclose the Confidential Information to its employees as is reasonably necessary to allow Reseller to perform under this Agreement and to obtain the benefits hereof. This paragraph shall not apply to proposed new software product information after such information is made public by Adobe.

9. Warranty.

(a) *Educational Software Products*. Adobe warrants the Educational Software Products TO EDUCATIONAL END USERS ONLY pursuant to the terms and conditions of the EULA, and no warranty is extended to Reseller.

(b) *Proprietary Rights Indemnity*. Adobe shall defend at its own expense any claim, suit, or proceeding brought against Reseller insofar as it is based on a claim that an Educational Software Product infringes a United States copyright. To qualify for such defense and payment, Reseller must: (i) give Adobe prompt written notice of any such claim; and (ii) fully cooperate with Adobe in, and allow Adobe to control, the defense and all related settlement negotiations. Adobe shall pay all damages, costs, and expenses finally awarded to third parties against Reseller, but shall not be responsible for any compromise made without its consent. Upon notice of an alleged infringement, or if in Adobe's opinion such a claim is likely, Adobe shall have the right, at its option, to obtain the right to continue the distribution of Educational Software Product, substitute other computer software with similar operating capabilities, or modify the Educational Software Product so that it is no longer infringing. If none of the above options are reasonably available in Adobe's opinion, Reseller's sole and exclusive remedy shall be to terminate this

Agreement, and to return to the Authorized Distributor all copies of the Educational Software Product in Reseller's inventory, and to obtain from Adobe a refund of the fee paid by Reseller for such returned inventory.

(c) *Limitations and Disclaimer.* ADOBE MAKES NO WARRANTIES TO RESELLER RELATING TO THE EDUCATIONAL SOFTWARE PRODUCTS, PACKAGING, OR OTHER MATERIALS OR DEMONSTRATION PACKAGES, WHETHER STATUTORY, EXPRESS, IMPLIED, OR OTHERWISE, AND ADOBE EXPRESSLY DISCLAIMS ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE EDUCATIONAL SOFTWARE PRODUCTS OTHER THAN AS PROVIDED IN THIS PARAGRAPH AND IN THE END USER LICENSE AGREEMENT. RESELLER SHALL MAKE NO OTHER WARRANTY, EXPRESS, OR IMPLIED, ON BEHALF OF ADOBE.

(d) *Responsibility.* Reseller shall be responsible for any claims or damages (inclusive of Adobe's attorneys' fees) made against Adobe as a result of intentional misconduct, negligence, misrepresentation, error, or omission on the part of Reseller or its representatives. Further, Reseller shall be solely responsible for any claims, warranties, or representations made by Reseller or Reseller's employees or agents that differ from the warranty provided by Adobe in its EULA.

10. Term and Termination.

(a) *Term.* This Agreement shall commence on the Effective Date and continue for an initial term of one year unless earlier terminated by either party as provided herein. There shall be no automatic renewal of this Agreement.

(b) *Without Cause.* This Agreement may be terminated at any time by either party without cause upon 30 days' prior written notice.

(c) *With Cause.* Adobe may terminate this Agreement immediately if: (i) Reseller breaches this Agreement; (ii) Reseller becomes insolvent or fails to pay its obligations to an Authorized Distributor as such arise; (iii) any proceeding is commenced by or against Reseller under any law providing relief to Reseller as debtor; or (iv) Reseller attempts to make an assignment without Adobe's advance written approval.

(d) *Rights Upon Termination.* Upon termination of this Agreement: (i) Reseller will no longer be an Authorized Academic Off-Campus Reseller; (ii) Reseller shall immediately cease using the Trademarks and discontinue all representations that it is an Authorized Academic Off-Campus Reseller; and (iii) the Authorized Distributor shall be entitled to: (1) reject all or part of any orders received from Reseller after notice but prior to the effective date of termination, and/or (2) require Reseller's performance of any outstanding orders notwithstanding the fact that delivery dates for such orders may extend beyond the effective date of termination. Notwithstanding any credit terms made available to Reseller prior to that time, the Authorized Distributor shall have the right to require any Educational Software Products shipped during said period to be paid for in full by certified, cashier's check or otherwise prior to shipment as requested by the Authorized Distributor at such time. In addition, the Authorized Distributor shall have the right to accelerate the payment date of all monies due to the Authorized Distributor such that they shall become due and payable on the effective date of termination, even if longer terms had been provided previously.

(e) Survival. The provisions of Sections 3(d), 5, 6(i), 8, 9, 11, 12 and 13, together with any others which are by their own nature continuing, shall survive the termination or expiration of this Agreement by either party for any reason.

11. Consequential Damages Waiver.

ADOBE SHALL NOT BE LIABLE TO RESELLER OR ANY THIRD PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF ADOBE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Limitation of Liability.

Notwithstanding any other provision of this Agreement, Adobe's liability to Reseller under this Agreement shall be limited to the lesser of: (a) ten thousand dollars (U.S. $10,000), or (b) 50% of the total payment made by Reseller to the Authorized Distributor pursuant to this Agreement in the most recent full calendar year. In no event shall Adobe be liable for any damages to Reseller or any third party for any action or failure to act by an Authorized Distributor, including without limitation any failure to fill an order, delay in delivery, or error in filling any order.

13. Miscellaneous.

(a) *Notices.* Any notices permitted or required under this Agreement shall be in writing, and shall be delivered in person, by nationally recognized overnight delivery service,

or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery or five days after deposit with such delivery service or in the mail. If notice is sent to Adobe, it shall be sent as follows: Adobe Systems Incorporated, 345 Park Avenue, San Jose, CA 95110-2704, Attention: Associate General Counsel, Worldwide Sales and Field Operations.

(b) *Assignment.* This Agreement and the rights and obligations hereunder may not be assigned by Reseller without the prior written approval of Adobe. For the purposes of this Section 13(b), a change in the persons or entities who control 50% or more of the equity securities or voting interest of Reseller shall be considered an assignment of Reseller's rights. Any attempted assignment in violation of this Section 13(b) will be null and void and constitute a breach of this Agreement. This Agreement and Adobe's rights and obligations (in whole or in part), hereunder may be assigned by Adobe.

(c) *Waiver.* The waiver by either party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

(d) *Severability.* If any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the intent of such provision within the limits of applicable law or applicable court decisions.

(e) *Injunctive Relief.* It is expressly agreed that a violation of Sections 3 (Reseller Rights and Restrictions), 6 (Reseller Obligations), 7 (License to Use the Adobe Trademark; Non-Generic Advertising), or 8 (Ownership of Proprietary Rights and Nondisclosure) of this Agreement will cause irreparable harm to Adobe and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Adobe will be entitled to seek an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof.

(f) *Third Party Beneficiary.* Reseller acknowledges and agrees that each Authorized Distributor is a direct and intended third party beneficiary of this Agreement and is entitled to enforce it directly against Reseller.

(g) *Controlling Law.* This Agreement shall be governed in all respects by the laws of the State of California without respect to its conflicts of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

(h) *No Agency.* Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

(i) *Address, Name Change.* Reseller shall provide Adobe with advance written notice prior to an addition to or change in the address from the address first set forth above or change in the name under which Reseller conducts business.

(j) *Modification.* This Agreement shall not be modified except by a subsequently dated written amendment or appendix signed on behalf of Adobe and Reseller by their duly authorized representative, and any provision of a purchase order purporting to supplement or vary the provisions hereof shall be null, void and of no effect.

(k) *Counterparts.* This Agreement may be signed in two counterparts, which together shall form a single agreement as if both parties had executed the same document.

(l) *Entire Agreement.* This Agreement and the accompanying *Exhibits A, B, and C* completely and exclusively state the entire agreement of the parties regarding the subject matter hereof and supersede, and their terms govern, all prior or contemporaneous proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter.

(m) *Warranty.* RESELLER WARRANTS THAT IT HAS FULL POWER AND AUTHORITY TO ENTER INTO AND PERFORM THIS AGREEMENT, AND THE PERSON SIGNING THIS AGREEMENT ON RESELLER'S BEHALF HAS BEEN DULY AUTHORIZED AND EMPOWERED TO ENTER INTO THIS AGREEMENT. RESELLER FURTHER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS.

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IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, as of the Effective Date.

ADOBE SYSTEMS:

Adobe Systems Incorporated

Peggy Snyder

Authorized Signature

Peggy Snyder
NA Sales Director
Printed Name Education and Inside Sales

Title

5/8/07

Date

RESELLER:

CAMPUSTECH, INC.

Susan Hogan

Authorized Signature

Susan Hogan

Printed Name

VP Marketing + Sales

Title

5-3-07

Date

Reseller Authorization Number (to be assigned by Adobe): 25221-D